Exhibit 21
List of Subsidiaries
October 31, 2010

Name	State of Incorporation	Identity of Business Unit
Subsidiaries of Piedmont Natural Gas Company, Inc.:

Piedmont Energy Partners, Inc.	North Carolina	Holding Company

Piedmont Hardy Storage Company, LLC	North Carolina	Member of Hardy Storage
Company, LLC

Piedmont ENCNG Company, LLC	North Carolina	Member of Piedmont Hardy
Storage Company, LLC

Subsidiaries of Piedmont Energy Partners, Inc.:

Piedmont Propane Company	North Carolina	Dormant

Piedmont Interstate Pipeline Company	North Carolina	Member of Pine Needle
LNG Company, L.L.C.

Piedmont Intrastate Pipeline Company	North Carolina	Member of Cardinal
Pipeline Company, L.L.C.

Piedmont Energy Company	North Carolina	Member of SouthStar
Energy Services, LLC